THE HILLMAN GROUP ACQUIRES SPECIALTY FASTENER COMPANY

CINCINNATI, OHIO November 8th, 2017 /PRNewswire-FirstCall/ -- The Hillman Companies, Inc. (NYSE-AMEX: HLM.PR) and The Hillman Group, Inc. (collectively, “Hillman” or the “Company”) announced today that it has entered into an Asset Purchase Agreement by which it acquired substantially all of the assets, and assumed certain liabilities, of Hargis Industries, LP (“Hargis”), doing business as ST Fastening Systems (“STFS”), a specialty fastener manufacturer and distributor based out of Tyler, Texas.

Hillman believes that STFS’s core product line of specialty fasteners fits well with Hillman’s fastener portfolio. STFS’s products are sold to metal building fabricators, hardware wholesalers, and building products distributors in the U.S. Hillman and STFS both have a strong commitment to customer focus and innovation within their product lines. STFS’s headquarters will remain in Tyler, Texas and STFS will continue to maintain a distribution center in Cincinnati, Ohio.

STFS will continue to be led by industry veteran Bruce Crouch.

“We are excited to have STFS join the Hillman family,” said Greg Gluchowski, CEO of Hillman. “Bruce is a great addition to the Hillman leadership team and we look forward to the contributions that he and his team will bring to Hillman. STFS’s product lines and operational capabilities will expand our presence in strategically important commercial and industrial markets.”

Mr. Crouch said “I am excited to partner with Hillman to build on the great momentum we have created at STFS to the benefit of our employees and our customers. I would also like to thank Joe Hargis, the founder of STFS, for his vision, passion, and contributions that have made this moment possible.”

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading North American provider of complete hardware solutions, delivered with industry best customer service to over 26,000 customers. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & Industrial customers. Leveraging a world-class distribution and sales network, Hillman delivers a “small business” experience with “big business” efficiency.
For more information on the Company, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 60292